                                                                    EXHIBIT 99.1



     NARA BANCORP, INC. ANNOUNCES 19% INCREASE IN 2003 THIRD QUARTER INCOME

LOS ANGELES - October 20, 2003 - Nara Bancorp, Inc. (Nasdaq: NARA), the holding company of Nara Bank, N.A., today announced preliminary unaudited financial results for 2003 third quarter. The Company reported net income of $3.7 million, or $0.32 per diluted share, for the quarter ended September 30, 2003 compared with $3.1 million, or $0.27 per diluted share for the same quarter last year.

Third Quarter Highlights:

         General

         -        Appointed New President & CEO, S.H. Hong

         -        Completed the Acquisition of Asiana Bank

         - Signed Definitive Agreement to Acquire Deposits and Certain Loans from Korea Exchange Bank, Broadway Branch, New York

         -        Approximately $51 million in deposits and $44 million in loans

         - Opened a Full Service Branch in Wilshire District, Los Angeles, California

         - Improved efficiency ratio to 55.95% compared with 60.27% for third quarter of 2002

         -        19.10% ROE compared with 20.08% for third quarter of 2002

         -        1.34% ROA compared with 1.54% for third quarter of 2002

         - Declared $0.05 dividend for the third quarter - Increased loan loss allowance to gross loans to 1.29% compared with 1.07% for third quarter of 2002

         Balance Sheet Items - September 30, 2003 compared with December 31,
2002

         -        $186 million loan growth, or 25%, to $916 million

         -        $132 million deposit growth, or 16%, to $949 million

         - Non-performing assets to total assets ratio increased to 0.39% compared with 0.22%

         Income Statement Items - Third Quarter of 2003 compared with Third Quarter of 2002

         - 19% increase in net income to $3.7 million compared with $3.1 million

         -        19% increase in diluted EPS to $0.32 compared with $0.27

         - 22% increase in interest income to $15.6 million compared with $12.7 million

         - 12% increase in interest expense to $3.9 million compared with $3.5 million

         - 14% increase in non-interest income to $5.2 million compared with $4.5 million

         - 14% increase in non-interest expense to $9.4 million compared with $8.3 million

Financial Summary

The Company reported net income for the third quarter of $3.7 million, or $0.32 per diluted earnings per share compared with $3.1 million, or $0.27 per diluted earnings per share for the third quarter of 2002. Net income for the nine months period ended September 30, 2003 was $10.4 million, or $0.91, compared with $8.2 million, or $0.70 for the same period in 2002, which excludes the one time recognition of negative goodwill due to the change in accounting principle.

The resulting annualized return on average assets for the third quarter ended September 30, 2003 was 1.34%, and the annualized return on average equity was 19.10%. The annualized ROA and ROE for the third quarter of 2002 were 1.54% and 20.08%, respectively. The efficiency ratio was 55.95% in the third quarter of 2003 compared with 60.27% for the corresponding period of the previous year.

Asiana Bank Acquisition

The Company completed the merger on August 25, 2003. Some of the highlights of the merger are listed below:

         -        Net Loans - $22.4 million

         -        Investment Securities- $4.8 million

         -        Deposits - $29.4 million

         - Acquisition value - Issued 426,189 in Nara Stocks valued at $8 million

S.H. Hong, President and Chief Executive Officer, commented, "We are very pleased to announce our continued strong financial performance during the third quarter of 2003. Our strategy is to continuously expand to key areas of high concentration of ethnic Korean-Americans and gain market share in our existing market place. This will undeniably strengthen our infrastructure and increase the value of our franchise and shareholder value.

"In spite of opening several new branches during the past year and planned openings of new branches in 2004 in key market places, we will continue to improve our efficiency, as evidenced by our third quarter efficiency ratio of 55.95% compared with 56.48% during the second quarter of 2003. We continue to experience strong assets and deposits growth from both New York and California. The new branches that were opened during the past two years have contributed significantly to our growth. Such continued solid growth should contribute to improvements in our efficiency and competitiveness in the market place. Based on our continued strong core earnings, we are increasing our earnings guidance for the full year 2003 to a range of $1.22 to $1.23 from the guidance that was provided during the second quarter earnings call of $1.18 to $1.21."

Net Income and Net Interest Income

Net income increased by 19% to $3.7 million for the quarter ended September 30, 2003 from $3.1 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income. Net interest income before provision for loan losses for the third quarter of 2003 increased by $2.4 million, or 26%, to $11.6 million compared with $9.2 million in the same period of 2002. This increase is primarily due to a $284 million increase in average balance of net interest earning assets. Net interest margin decreased to 4.54% for the third quarter of 2003 compared with 4.98% for the same period in 2002, primarily due to a decrease in market interest rates.

Non-interest Income

Non-interest income increased $652,000 to $5.2 million for the quarter ended September 30, 2003, compared with $4.5 million for the corresponding quarter of 2002. The increase was primarily due to an increase in service charge on deposits and gains recognized on the sale of investment securities. During the third quarter of 2003, service charge on deposits increased $322,000, or 19%, to $2.0 million compared with $1.7 million in the third quarter of 2002. Gains on sale of securities were $220,000 for the third quarter of 2003 compared with a loss of $70,000 for the third quarter of 2002.

Non-interest Expense

Non-interest expense for the third quarter increased by $1.1 million, or 14%, to $9.4 million from $8.3 million for the corresponding quarter of 2002. During the third quarter of 2003, personnel expense increased $629,000 to $4.9 million from $4.3 million and occupancy expenses increased to $1.3 million from $1.1 million, compared with the corresponding quarter of 2002. The increase in personnel and occupancy expenses compared to the corresponding quarter of 2002 was due to the increased head count from the acquisition of Asiana bank in August 2003, the opening of Wilshire branch in Los Angeles in August 2003, the opening of Diamond Bar branch in June 2003, the opening of Virginia Loan Production Center in May 2003, the acquisition of deposits and certain assets of Industrial Bank of Korea New York Branch (IBKNY) in December 2002, and the hiring of additional staff to support the organic growth of the Company.

Asset Growth

Total assets at September 30, 2003 was $1.1 billion, an increase of $161 million, or 16%, from $979 million at December 31, 2002. Gross loans increased $186 million, or 25%, to $916 million at September 30, 2003 from $730 million at December 31, 2002. Excluding the loans from the acquisition of Asiana Bank, gross loans increased $164 million, or 22% from December 31, 2002. Gross loans increased $252 million, or 38%, compared with the balance at September 30, 2002.

Consistent with the Company's focus on commercial banking, the highest growth in the loan portfolio came from the commercial and real estate loans, which increased by $166 million, or 29% to $741 million at September 30, 2003 from $575 million at December 31, 2002. Trade finance increased by $8 million, or 17%, to $53 million at September 30, 2003 from $45 million at December 31, 2002. SBA loans increased $8 million to $62 million at September 30, 2003 from $54 million at December 31, 2002 due to the net effect of a constant origination of new loans and a combination of sales and pay-down. During the third quarter of 2003, SBA department originated $16 million in loans and sold $14 million.

Credit Quality

Total non-performing assets increased to $4.5 million at September 30, 2003 compared with $2.2 million at December 31, 2002. Net loan charge-offs were $1.1 million for the nine months ended September 30, 2003, compared with $992,000 for the corresponding period of the prior year.

During the third quarter of 2003, $669,000 in loan loss provision was transferred from Asiana Bank and the Company provided $1.4 million in provisions compared with $400,000 for the same quarter of 2002, which brought the allowance for loan losses to $11.8 million, or 1.29% of the gross loans at September 30, 2003, compared with $8.5 million, or 1.16%, at December 31, 2002.

Securities

Securities, including those available for sale and held to maturity, totaled $135 million at September 30, 2003, an increase of $31 million, compared with December 31, 2002. During the third quarter $4.8 million in investment securities were transferred from the acquisition of Asiana Bank and the Company purchased $11 million in securities, sold $7 million, and $13 million matured.

Deposits

Total deposits increased $132 million, or 16%, to $949 million at September 30, 2003 compared with $817 million at December 31, 2002. Excluding the deposits from the acquisition of Asiana Bank, the deposits increased $103 million, or 13% compared with December 31, 2002 figure. In addition to the $29.4 million in deposits that was transferred from Asiana Bank, the growth in deposits came from the existing branches and the seasoning of the new branches that were opened during the past two years.

Total deposits increased $278 million, or 41%, compared with September 30, 2002 figures. The average cost of deposits for the quarter ended September 30, 2003 decreased to 1.37% from 1.66% for the quarter ended December 31, 2002, due to the increases in non-interest bearing deposits and the decreases in market interest rates.

Income Taxes

The effective tax rate for the third quarter ended September 30, 2003 remained at 39% compared with the same period of 2002.

Capital

Stockholders' equity increased by $16 million, or 25%, to $82 million at September 30, 2003 compared with $65 million at December 31, 2002. The Tier 1 Leverage Ratio of the Company was 9.05% at September 30, 2003 compared with 8.72% at December 31, 2002. The total risk based capital ratio of the Company was 11.51% compared with 10.69% at December 31, 2002. The Company's capital ratios exceed regulatory requirements, and the Company continues to be categorized as "Well Capitalized."

Third Quarter Earnings Teleconference and Webcast

Nara will hold a conference call and audio webcast, Tuesday, October 21, 2003, at 8:00 a.m. Pacific time to discuss the financial results of the third quarter. The webcast will be available through a link on the Investor Relations page of the Company's website at www.narabank.com and may be accessed through CCBN at www.companyboardroom.com. The dial in number is (800) 299 - 9086 and the passcode is 38421507. If you are unable to listen to the webcast, a replay will be available at both websites temporarily.

About Nara Bancorp, Inc.


Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full service community bank headquartered in Los Angeles with twenty-two branches and offices nationwide. Nara Bank operates full service branches in California and New York with loan production offices in Washington, Illinois, Georgia, New Jersey and Virginia and a representative office in Seoul, Korea. Nara Bank was founded specifically to serve the needs of

Korean-Americans, one of the fastest growing segments of the Asian ethnic group over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its community.

This press release may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results, described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Form 10-Q for the quarter ended June 30, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT INFORMATION:

S.H. Hong, President and Chief Executive Officer

213-639 - 1700

Timothy T. Chang, Chief Financial Officer

213-637-2596

timchang@narabank.com

J. Han Park, Public Relations

213-427-6322

hpark@narabank.com

                     NARA BANCORP, INC.
                Consolidated Balance Sheets
             (Dollars in Thousands) (Unaudited)

                                                               SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,
                                                                   2003            2002           2002
                                                               -------------    ------------    -------------
ASSETS

Cash and due from banks                                        $    34,732       $  31,443       $  33,481
Term fed funds sold                                                     --              --           5,000
Federal funds sold                                                   3,000          73,300           7,000
Securities available for sale, at fair value                       132,966         101,623          84,178
Securities held to maturity,                                         2,002           2,779           2,765
at cost (fair value $2,162 at
September 30, 2003 and $2,927
at December 31, 2002)
FHLB and other equity securities                                     7,060           4,747           4,213
Loans                                                              915,545         729,815         663,444
Allowance for loan losses                                          (11,793)         (8,458)         (7,068)
                                                               -----------       ---------       ---------
Net loans                                                          903,752         721,357         656,376
                                                               -----------       ---------       ---------
Accrued interest receivable                                          4,394           4,195           3,393
Premises and equipment, net                                          5,386           4,995           5,058
Goodwill and intangible assets, net                                  4,147           2,394           1,253
Other assets                                                        43,159          32,416          30,193
                                                               -----------       ---------       ---------
  Total assets                                                 $ 1,140,598       $ 979,249       $ 832,910
                                                               ===========       =========       =========

LIABILITIES

Deposits                                                       $   949,374       $ 816,918       $ 671,104
Borrowings                                                          70,000          65,000          65,000
Trust preferred securities                                          22,304          17,413          17,408
Accrued interest payable                                             3,619           2,861           2,788
Other liabilities                                                   13,437          11,688          13,547
                                                               -----------       ---------       ---------
  Total liabilities                                              1,058,734       $ 913,880         769,847
                                                               -----------       ---------       ---------

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, authorized 20,000,000          $        11       $      11       $      11
shares at September 30, 2003 and at December 31, 2002,
shares issued and outstanding 11,395,057 at September 30,
2003 and 10,690,630 at December 31, 2002
Capital surplus                                                     42,340          32,930          27,828
Deferred compensation                                                  (12)             --              --
Retained earnings                                                   29,168          29,903          32,772
Accumulated other comprehensive income                              10,357           2,525           2,452
                                                               -----------       ---------       ---------
  Total stockholders' equity                                        81,864          65,369          63,063
                                                               -----------       ---------       ---------

  Total liabilities and stockholders' equity                   $ 1,140,598       $ 979,249       $ 832,910
                                                               ===========       =========       =========

                               NARA BANCORP, INC.
                      Consolidated Statements of Operations
          (Unaudited: Dollars in Thousands, Except for Per Share Data)

                                                                    THREE MONTHS                      NINE MONTHS
                                                                 ENDED SEPTEMBER 30,               ENDED SEPTEMBER 30,
                                                            ----------------------------      ----------------------------
INCOME STATEMENT                                               2003             2002             2003             2002
                                                            -----------      -----------      -----------      -----------
Interest income:
  Loans                                                     $    13,074      $    11,163      $    37,036      $    30,365
  Securities                                                      1,443            1,172            4,353            3,850
  Federal funds sold                                                 87               99              478              372
  Other investment, including TCD with other financial
    institution                                                      79               53              214               96
  Interest rate swaps                                               893              252            2,542              420
                                                            -----------      -----------      -----------      -----------
    Total interest income                                        15,576           12,739           44,623           35,103
                                                            -----------      -----------      -----------      -----------

Interest expenses:
  Deposits                                                        3,098            2,675            9,708            7,594
  Borrowings                                                        829              833            2,370            2,031
                                                            -----------      -----------      -----------      -----------
    Total interest expense                                        3,927            3,508           12,078            9,625
                                                            -----------      -----------      -----------      -----------

    Net interest income                                          11,649            9,231           32,545           25,478
Provision for loan losses                                         1,350              400            3,750            1,350
                                                            -----------      -----------      -----------      -----------
  Net interest income after provision for loan losses            10,299            8,831           28,795           24,128
                                                            -----------      -----------      -----------      -----------

Noninterest income:
  Service charge on deposits                                      1,979            1,655            5,580            4,608
  Other charges and fees                                          1,838            1,668            5,288            4,719
  Gain on sale of loans and securities                            1,354            1,120            3,577            2,946
  Interest rate hedging                                               9               84              437              110
                                                                                              -----------      -----------
                                                            -----------      -----------      -----------      -----------
    Total noninterest income                                      5,179            4,527           14,881           12,383
                                                            -----------      -----------      -----------      -----------

Noninterest expense:
  Personnel                                                       4,906            4,277           14,715           12,500
  Occupancy                                                       1,297            1,093            3,407            3,146
  Furniture and equipment                                           403              389            1,142            1,150
  Advertising and marketing                                         274              470              933            1,068
  Communications                                                    182              144              480              443
  Data processing                                                   516              463            1,522            1,244
  Professional fees                                                 731              681            1,641            1,473
  Office supplies and forms                                         349              297              527              468
  Miscellaneous expenses                                            757              478            2,421            2,073
                                                            -----------      -----------      -----------      -----------
    Total noninterest expenses                                    9,415            8,292           26,788           23,565
                                                            -----------      -----------      -----------      -----------

Income before income taxes and cumulative effect
  of a change in accounting principle                             6,063            5,066           16,888           12,945
Income tax provision                                              2,358            1,956            6,532            4,781
                                                            -----------      -----------      -----------      -----------
Income before cumulative effect of a change in
  accounting principle                                            3,705            3,109           10,357            8,164
Cumulative effect of a change in accounting principle                --            4,192
                                                            -----------      -----------      -----------      -----------
Net income                                                  $     3,705      $     3,109      $    10,357      $    12,356
                                                            ===========      ===========      ===========      ===========
Earnings Per Share:
Income before cumulative effect of a change in
  accounting principle
  Basic                                                     $      0.33      $      0.28      $      0.95      $      0.74
  Diluted                                                          0.32             0.27             0.91             0.70
Cumulative effect of a change in accounting principle
  Basic                                                     $        --      $        --      $        --      $      0.38
  Diluted                                                            --               --               --             0.36
Income after cumulative effect of a change in
  accounting principle
  Basic                                                     $      0.33      $      0.28      $      0.95      $      1.12
  Diluted                                                          0.32             0.27             0.91             1.06

Average Shares Outstanding
  Basic                                                      11,090,549       10,877,652       10,854,137       11,000,056
  Diluted                                                    11,672,602       11,512,386       11,433,913       11,649,180

                                    NARA BANCORP, INC.
                                     Supplemental Data
          (Unaudited: Dollars in Thousands, Except for Per Share Data)

                                                         AT OR FOR THE THREE                AT OR FOR THE NINE
                                                       MONTHS ENDED SEPTEMBER 30,          MONTHS ENDED SEPTEMBER 30,
                                                       -----------------------             -----------------------
                                                        2003              2002              2003               2002
                                                       -----             -----             -----             -----
Profitability measures:
  ROA*                                                  1.34%             1.54%             1.32%             1.45%
  ROE*                                                 19.10%            20.08%            19.13%            17.71%
  Net interest margin                                   4.54%             4.98%             4.47%             4.95%
  Efficiency ratio                                     55.95%            60.27%            56.48%            62.24%
  Yield on average interest-earning assets              6.07%             6.87%             6.13%             6.82%
  Cost of interest bearing liabilities                  2.11%             2.72%             2.28%             2.74%
  Average cost of deposit during the period             1.37%             1.63%             1.51%             1.62%

* 2002 nine months ended ratios exclude $4.2 million one time income related to recognition of negative goodwill.

                                                       FOR THE THREE MONTHS             FOR THE NINE MONTHS
                                                         ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                    ----------------------------      ------------------------
                                                       2003               2002          2003            2002
                                                    ----------          --------      ----------      --------
AVERAGE BALANCES
Net interest earning assets                         $1,026,128          $741,997      $  971,182      $686,355
Other Assets                                            83,798            65,734          73,520        63,036
                                                    ----------          --------      ----------      --------
Total assets                                         1,109,926           807,731       1,044,702       749,391
                                                    ----------          --------      ----------      --------
Deposits:
  Noninterest bearing demand deposits                  270,715           213,264         249,516       205,935
  Savings and interest bearing demand deposits         248,713           159,310         234,083       165,094
  Time deposits                                        383,082           285,886         374,099       253,221
    Total deposits                                     902,510           658,460         857,698       624,250
Borrowings                                              89,924            54,184          79,434        34,423
Trust preferred                                         22,301            17,412          19,420        16,338
Interest bearing liabilities                           744,020           516,792         707,036       469,076
Other liabilities                                       17,611            15,741          15,964        12,901
                                                    ----------          --------      ----------      --------
Total liabilities                                    1,032,346           745,797         972,516       687,912
                                                    ----------          --------      ----------      --------
Equity                                                  77,580            61,934          72,186        61,479

LOAN PORTFOLIO ANALYSIS:                    SEPTEMBER 30,         DECEMBER 31,        SEPTEMBER 30,
                                                2003                 2002                2002
Commercial & Real Estate                     $ 740,754            $ 574,818            $ 497,068
Trade Finance                                   52,841               45,201               41,707
SBA Loans                                       62,567               54,334               67,800
Consumer and Other Loans                        61,340               56,788               57,951
                                             ---------            ---------            ---------
  Loans outstanding                            917,502              731,141              664,526
Unamortized Deferred Loan Fees                  (1,957)              (1,326)              (1,083)
                                             ---------            ---------            ---------
  Loans, net of unearned loan fees           $ 915,545            $ 729,815            $ 663,443
                                             =========            =========            =========




                                                          FOR THE NINE MONTHS
                                                          ENDED SEPTEMBER 30,
ALLOWANCE FOR LOAN LOSSES:                             2003                 2002
Balance at Beginning of Period                      $  8,458             $ 6,710
Provision for Loan Losses                              3,750               1,350
Recoveries                                               267                 895
Charge Offs                                           (1,351)             (1,887)
Provision for Losses for Asiana Bank                     669                  --
                                                    --------             -------
Balance at End of Period                            $ 11,793             $ 7,068
                                                    ========             =======

Loan Loss Allowance/ Gross Loans                        1.29%               1.07%
Loan Loss Allowance/ Non-Performing Loans                297%                581%
Net charge off /Average gross loans                     0.20%               0.17%

Non-performing assets:                         SEPTEMBER 30,       DECEMBER 31,       SEPTEMBER 30,
                                                   2003              2002                2002
Delinquent Loans on Non-Accrual Status            $3,977             $1,064             $1,099
Delinquent Loans on Accrual Status                    --                 18                117
                                                  ------             ------             ------
Total Non-Performing Loans                        $3,977             $1,082             $1,216
OREO                                                  --                 35                 35
Restructured Loans                                   496              1,067                853
                                                  ------             ------             ------
Total Non-Performing Assets                       $4,473             $2,184             $2,104
                                                  ======             ======             ======
Non-Performing Assets/ Total Assets                 0.39%              0.22%              0.25%
Non-Performing Loans/Gross Loans                    0.43%              0.15%              0.18%


Selected deposit data:                                     SEPTEMBER 30,          DECEMBER 31,
                                                              2003                    2002
Noninterest bearing demand deposits                         $295,372                $236,923
Savings and interest bearing demand deposits                 253,652                 225,150
Time deposits                                                400,350                 354,845
                                                            --------                --------
  Total deposit balances                                    $949,374                $816,918
                                                            --------                --------



Selected equity data:                     SEPTEMBER 30,          DECEMBER 31,
                                              2003                  2002
Total stockholders' equity                $   81,864            $   65,369
Tier 1 risk-based capital ratio                10.30%                 9.64%
Total risk-based capital ratio                 11.51%                10.69%
Tier 1 leverage ratio                           9.05%                 8.72%
Book value per share                      $     7.18            $     6.11